Exhibit 10.18

Special Personal Work Agreement

For Senior Staff at ATL

That was made and signed on December 12, 1995

Between:	Advanced Technology Ltd
Of Devora HaNeviya St., Tel-Aviv
(hereafter – ATL)

And between:	Mr Tuvia Feldman
9 Keren Hayesod Street, Givat Shmuel
(hereafter – the employee)

Whereas the employee began to work at ATL in August 1977.

Wherefore the employee was appointed to the senior staff at ATL as of October 1982.

Wherefore it has been stipulated and agreed between the parties as follows:

It is agreed between the parties that the terms of the employing the employee are on the basis of five working days per week (a total of 9.0 hours per day - 43 hours per week) and that these terms, as set out in this agreement below, were determined by the Board of Directors of ATL and can be changed only with the approval and consent of the employee.

A.                          Monthly payments

1.                             Salary

The salary of the employee, as of the salary for the month of September 1995 (which is paid on October 1, 1995) is NIS 33250 gross (hereafter – the basic salary).

The basic salary will be revised fully in accordance with 95% of the increase in the Consumer Price Index. The base index is the index for the month of August as published on September 15, 1995.

The aforesaid revision includes all the price increase supplements as paid from time to time to all the employees in the economy and also every national and/or plant supplement, and the employee hereby waives every such supplement.

2.                             Overtime

It is agreed between the parties that the employee’s job both requires a special degree of personal trust, and also requires additional work at unusual hours, and therefore the employee shall not be entitled to additional payment for overtime, and any such payment is included in the payment under clause A.1 above.

3.                             Accompanying supplements

The employee shall receive each month a monthly supplement of NIS  4750 gross.

This amount shall be revised each month in the manner and on the terms set out in clause A.1 above.

The accompanying supplement as aforesaid shall not constitute a basis for the purpose of calculating the rights of the employee as an employee of ATL, including for the purpose of calculating severance pay and/or any other payment.

4.                             Telephone

The employee’s job includes making telephone calls from his home, and therefore ATL will reimburse the employee a gross sum in the amount of the private bill for his home against production of the telephone bill, on condition that the amount of the payment shall be reasonable, all of which at ATL’s discretion.

5.                             Company car

A company car shall be put at the disposal of the employee for his use in accordance with the policy that shall be determined from time to time by the management.

B.                          Annual payments - based on a full work year. Parts of a year shall be calculated proportionately.

1.                             Holiday

The employee shall be entitled to 13 days of holiday per year, which shall be paid at the rate and at the time as customary for the management staff at ATL.

2.                             Vacation

The employee shall be entitled to a vacation of 28 working days per year.

The employee should make every effort to take an annual vacation, but if the conditions of the work require him not to utilize all the vacation days, the employee may accumulate to his credit the unused balance of vacation days up to a maximum of 84 accumulated vacation days.

The employee may redeem vacation balances or a part thereof with the approval of his superior. Twenty accumulated vacation days shall be considered as a month for the purpose of the redemption. The redemption shall include the basic salary and the accompanying supplements, revised as of the date of the redemption (clauses A.1, A.3 above).

If the employee accumulates more than 84 vacation days, he shall receive an automatic redemption of the accumulated amount over 84 days, at the beginning of each calendar year.

3.                             Sickness

The employee is entitled to 22 paid sick days per year. This right is cumulative over the whole period of the employee’s work at ATL. This right is not redeemable and is intended to be used only in a case of actual sickness. Utilization of sick days will be in accordance with company policy.

C.                           Paid Absences

The employee shall be entitled to be absent from work on full pay on those days recognized by law and the company policy.

D.                          Deductions from salary

1.                             Study fund

The employee shall be entitled to savings in the study fund.

The salary that constitutes a basis for the study fund is the basic salary.

The amounts of the payment are: 7.5% at ATL’s expense and 2.5% at the employee’s expense. These amounts of payment shall be calculated up to the salary ceiling permitted for the payment without any tax liability under the Income Tax Regulations, as in force from time to time. If the amounts of the payment (the employer’s share) are larger than the aforesaid ceiling, the difference shall be paid to the employee gross as a study supplement.

This supplement shall not constitute a basis for calculating the rights of the employee for any purpose and/or matter.

2.                             Meals

The employee is entitled to meals on the terms that shall be determined from time to time for the senior staff at ATL.

3.                             ATL shall deduct from the employee’s salary any tax that is payable under any law and/or custom by the employee.

E.                            Miscellaneous

1.                             Report of work hours

The basis for the payment of the salary is clocking in and out with a personal badge or a manual report, in accordance with the company’s policy. The formal work hours at the company are nine hours gross per day (eight and a half hours net per day) five days a week. Flexible hours during the month is possible in accordance with ATL’s policy.

2.                             Credit cards

Since the employee’s job requires, sometimes, incurring expenses for the job, the employee shall be entitled, once a year, to a reimbursement of the one-time annual payment for issuing or renewing a credit card in a manner and in an amount as determined by the company from time to time.

3.                             Prepayments and loans

The employee shall be entitled to ask for prepayments and loans in accordance with the policy that shall be determined from time to time.

4.                             Daily newspaper

The employee shall be entitled to a subscription to a daily newspaper which shall be paid by ATL and sent to his address.

4.                             Medical checks

The employee shall be entitled to have medical checks once a year at ATL’s invitation and at ATL’s expense, within the framework of the survey checks at Sheba Hospital at Tel HaShomer.

F.                            Declaration of the employee

1.                             The employee hereby confirms his consent to be employed on the terms set out in this agreement and undertakes to invest all his efforts and skills in carrying out the job that he has been given in order to promote the interests of ATL. The employee also undertakes to comply with all the obligations for which he is liable as set out in the agreement.

2.                             The employee hereby gives an irrevocable instruction to deduct from any credit balance that he has at ATL and/or that is due to him from ATL, including the right to severance pay, any debt that he has and/or that he will have to ATL and/or any amount that was paid to him in error and/or to which he was not entitled, all of which in real terms, namely: with the addition of linkage to the Consumer Price Index.

3.                             The employee declares that he knows that the terms of his employment are personal and confidential and he undertakes to keep them confidential.

4.                             The employee hereby declares that he is free to enter into this agreement, and that he has no obligations whatsoever that affect this agreement whether as an employee or as an independent contractor to any person or organization whatsoever. The employee undertakes that as long as he is employed by ATL under this agreement, he shall not take upon himself any such obligations.

5.                             The employee undertakes to keep confidential any professional, commercial or business information that comes to his attention with regard to the affairs of ATL, not to use and not to abuse any such information and not to transfer it to anyone. Attached hereto is a confidentiality appendix.

6.                             When the period of his employment has ended, the employee shall be free to engage in any business that he chooses, provided that for a year from the date of finishing his job he shall not be entitled to engage, whether directly or indirectly, in projects at any stage, in which he was involved within the framework of his job at ATL on the date of his leaving.

G.                           Insurances

1.                             Managers insurance - regular payments

The employee shall be entitled to managers insurance under the terms of ATL’s managers insurance policy for management staff, as in force from time to time. The payments to managers insurance shall be based on the basic salary.

The amounts of the payment shall be as follows:

On account of compensation	8.33%
On account of employer benefits	5.00%
On account of disability	2.50%
Total at expense of the employer	15.83%

Benefits at the expense of the employee: 5%.

In order to remove doubt, it is agreed between the parties that the payments to managers insurance are on account of severance pay, in accordance with the provisions of section 14 of the Severance Pay Law.

2.                             Managers insurance - increases in policies for raises in salary

When raising the salary of the employee in real terms, the managers insurance policies shall be revised by a lump-sum increase for compensation only in an amount of 8.33% on the basis of the salary and seniority, as set out in clause A.1 above.

H.                          Leaving ATL

1.                             Leaving on the initiative of ATL

ATL shall be entitled to terminate the employee-employer relationship at any time and for any reason. If the employee’s work is terminated as aforesaid, and the employee leaves in a manner coordinated with his superior and as agreed with him, for cooperation in transferring the job, the employee shall be entitled to six months’ prior notice.

2.                             Leaving on the initiative of the employee

Should the employee choose to leave ATL on his initiative, he must give the company three months’ prior notice. The terms of his leaving in such a case (including the date of leaving and the use of the prior notice that he gave) shall be subject to the discretion of the Salary Committee of the Board of Directors of ATL.

3.                             Assignment of managers insurance policy

On the date of ending his work, for any reason, the employee shall receive an automatic transfer of the managers insurance policy to his exclusive ownership (see the appendix).

4.                             Everything stated in clause H above shall not apply in a case where the employee is dismissed or resigns as a result of his committing, within the framework of his work and/or with regard thereto, acts that constitute a criminal offence that involves moral turpitude or in a case where the employee caused real damage arising from a serious breach of his obligations to the employer.

I.                               This agreement exhausts all the terms of the employment that were made with the employee hitherto, replaces them and cancels any previous document, if there was any.

/s/ Alex Ziv, /s/ Yehezkel Zeira	/s/ Tuvia Feldman
Advanced Technology Ltd.	The employee